EXHIBIT A
JOINT FILING AGREEMENT
The undersigned hereby agree that the statement on Schedule 13G with respect to the Common Stock of AgriFORCE Growing Systems, Ltd., dated November 12, 2025 is, and any further amendments thereto signed by each of the undersigned shall be, filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.
Dated:	November 12, 2025
STEADFAST CAPITAL MANAGEMENT LP

By:	/s/ Sheena Koshy
Sheena Koshy
Chief Operating Officer

AMERICAN STEADFAST, L.P.
By: STEADFAST CAPITAL MANAGEMENT LP, Attorney-in-Fact

By:	/s/ Sheena Koshy
Sheena Koshy
Chief Operating Officer

STEADFAST INTERNATIONAL MASTER FUND LTD.

By:	/s/ Sheena Koshy
Sheena Koshy
Director

/s/ Robert S. Pitts, Jr.
Robert S. Pitts, Jr.